Exhibit 99.1

Ethan Allen Reports Results for Quarter Ended September 30, 2009

DANBURY, Conn.--(BUSINESS WIRE)--October 28, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three months ended September 30, 2009.

Net delivered sales for the quarter ended September 30, 2009 amounted to $136.2 million as compared to $205.8 million in the prior year quarter. Net delivered sales for the Company’s Retail division were $103.2 million compared with $155.9 million the prior year quarter. Wholesale sales were $81.3 million versus $121.3 million the prior year quarter. Comparable Ethan Allen design center delivered sales were down 35.3% as compared to the prior year quarter.

For the quarter ended September 30, 2009, diluted loss per share amounted to $0.47 on a loss of $13.6 million, which includes $8.5 million in plant transition costs and a $0.8 million restructuring and impairment charge for previously announced actions. This compares to diluted earnings per share and net income of $0.26 and $7.4 million, respectively, for the prior year, which included a restructuring benefit of $1.6 million due to the gain on the sale of properties closed in fiscal 2008. Excluding the impact of the plant transition costs and restructuring and impairment charges in both periods and the impact of tax valuation allowances recorded in the current quarter, diluted loss per share amounted to $0.20 in the current period compared to diluted earnings per share of $0.22 in the prior year comparable period.

Farooq Kathwari, Chairman and CEO, commented, “The downturn has enabled us to reposition our business in all major areas. We have consolidated our US manufacturing and logistics to make it more efficient while we have reduced our cost structure in all areas of our enterprise during the last year. We have now started to selectively increase our associates both at manufacturing and at retail.”

Mr. Kathwari further stated, “Our focus during this period has been to increase our cash position, implement initiatives to help increase sales and also position us well as the economy starts to improve. We increased our cash by $19.5 million to $72.5 million during the quarter. In addition, we announced this week that we added an additional $20 million to our secured revolving credit facility increasing the line to $60 million.”

Commenting on the business, Mr. Kathwari continued, “While we have increased our written backlog by 19% during the quarter and reduced the decline in booked written orders by half to 19.5% in the quarter from a 38% decline from January to June 2009, we still remain cautious for the near term. As I mentioned earlier, we are well positioned as the economy improves to grow our sales and profitability.”

Analyst Conference Call

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, October 29th. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	09/30/09	09/30/08

Net sales	$136,190	$205,841
Cost of sales	77,881	93,900
Gross profit	58,309	111,941
Operating expenses:
Selling	33,605	55,302
General and administrative	39,980	46,058
Restructuring and impairment charge	812	(1,630)
Total operating expenses	74,397	99,730
Operating income (loss)	(16,088)	12,211
Interest and other miscellaneous income	797	1,100
Interest expense and other related financing costs	2,981	2,901
Income (loss) before income taxes	(18,272)	10,410
Income tax expense (benefit)	(4,693)	2,988
Net income (loss)	$(13,579)	$7,422

Basic earnings per common share:
Net income (loss) per basic share	$(0.47)	$0.26
Basic weighted average shares outstanding	28,926	28,703

Diluted earnings per common share:
Net income (loss) per diluted share	$(0.47)	$0.26
Diluted weighted average shares outstanding	28,926	28,847

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	September 30,	June 30,
	2009	2009

Assets
Current assets:
Cash and cash equivalents	$72,452	$52,960
Accounts receivable, net	13,053	13,086
Inventories	146,661	156,519
Prepaid expenses & other current assets	12,075	21,060
Deferred income taxes	7,750	8,077
Total current assets	251,991	251,702

Property, plant and equipment, net	320,184	333,599
Intangible assets, net	45,128	45,128
Other assets	21,262	16,056

Total Assets	$638,565	$646,485

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$42	$42
Customer deposits	38,885	31,691
Accounts payable	21,077	22,199
Accrued expenses & other current liabilities	58,192	58,531
Total current liabilities	118,196	112,463

Long-term debt	203,136	203,106
Other long-term liabilities	25,449	24,993
Total liabilities	346,781	340,562

Shareholders' equity	291,784	305,923

Total Liabilities and Shareholders' Equity	$638,565	$646,485

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended
	09/30/09	09/30/08

Net sales	$136.2	$205.8
Gross margin	42.8%	54.4%
Operating margin	-11.8%	5.9%
Operating margin (ex restructuring, impairment &
plant transition charges )	-5.0%	5.1%
Net income (loss)	($13.6)	$7.4
Net income (loss) (ex restructuring, impairment &
plant transition charges )	($5.7)	$6.4

Operating cash flow	$17.0	$18.1
Capital expenditures	$2.5	$11.1
Acquisitions	$0.0	$0.4
Treasury stock repurchases (settlement
date basis)	$0.0	$0.0

EBITDA	($2.8)	$19.2
EBITDA as % of net sales	-2.1%	9.3%
EBITDA (ex restructuring, impairment and
plant transition charges )	($0.1)	$17.6
EBITDA as % of net sales (ex restructuring,
impairment and plant transition charges )	-0.1%	8.6%

Selected Financial Data by Business Segment:
	Three Months Ended
	09/30/09	09/30/08
Retail
Net sales	$103.2	$155.9
Operating margin	-11.0%	-2.0%
Operating margin (ex restructuring, impairment &
plant transition charges )	-10.4%	-3.3%

Wholesale
Net sales	$81.3	$121.3
Operating margin	-5.7%	9.8%
Operating margin (ex restructuring, impairment &
plant transition charges )	4.9%	10.1%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2009 and 2008
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2009	2008
Net Income / Earnings Per Share
Net income (loss)	$(13,579)	$7,422
Add: restructuring, impairment and plant transition charges (credit),
net of related tax effect	7,893	(1,037)
Net income (loss) (excluding restructuring impairment and
plant transition charges)	$(5,686)	$6,385

Earnings (loss) per basic share	$(0.47)	$0.26
Earnings (loss) per basic share (excluding
restructuring, impairment and plant transition charges (credit))	$(0.20)	$0.22
Basic weighted average shares outstanding	28,926	28,703

Earnings (loss) per diluted share	$(0.47)	$0.26
Earnings (loss) per diluted share (excluding
restructuring, impairment and plant transition charges (credit))	$(0.20)	$0.22
Diluted weighted average shares outstanding	28,926	28,847

Consolidated Operating Income / Operating Margin
Operating income (loss)	$(16,088)	$12,211
Add: restructuring, impairment and plant transition charges (credit)	9,318	(1,630)
Operating income (loss) (excluding restructuring, impairment
and plant transition charges)	$(6,770)	$10,581

Net sales	$136,190	$205,841
Operating margin	-11.8%	5.9%
Operating margin (excluding restructuring, impairment
and plant transition charges)	-5.0%	5.1%

Wholesale Operating Income / Operating Margin
Wholesale operating income (loss)	$(4,660)	$11,885
Add: restructuring, impairment and plant transition charges (credit)	8,656	408
Wholesale operating income (excluding restructuring, impairment
and plant transition charges)	$3,996	$12,293
Wholesale net sales	$81,281	$121,295
Wholesale operating margin	-5.7%	9.8%
Wholesale operating margin (excluding restructuring, impairment
and plant transition charges)	4.9%	10.1%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(11,349)	$(3,052)
Add: restructuring, impairment and plant transition charges (credit)	662	(2,038)
Retail operating income (loss) (excluding
restructuring, impairment and plant transition charges (credit))	$(10,687)	$(5,090)
Retail net sales	$103,150	$155,870
Retail operating margin	-11.0%	-2.0%
Retail operating margin (excluding restructuring, impairment
and plant transition charges)	-10.4%	-3.3%

EBITDA
Net income (loss)	$(13,579)	$7,422
Add: interest expense (income), net	2,766	2,508
Add: income tax expense (benefit)	(4,693)	2,988
Add: depreciation and amortization (including plant accelerated depreciation)	12,697	6,318
EBITDA	$(2,809)	$19,236
Net sales	$136,190	$205,841
EBITDA as % of net sales	-2.1%	9.3%

EBITDA	$(2,809)	$19,236
Add: restructuring, impairment and plant transition charges (credit)	2,688	(1,630)
Adjusted EBITDA	$(121)	$17,606
Net sales	$136,190	$205,841
Adjusted EBITDA as % of net sales	-0.1%	8.6%

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer